As filed with the Securities and Exchange Commission on June 15, 2023

Registration Nos. 333-192635,
333-216365, 333-236607, 333-266498
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-266498

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-236607

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-216365

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-192635

UNDER
THE SECURITIES ACT OF 1933
___________________
Xencor, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-1622502
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

465 North Halstead Street, Suite 200 Pasadena, CA	91107
(Address of Principal Executive Offices)	(Zip Code)

Xencor, Inc. 2013 Equity Incentive Plan
Xencor, Inc. 2023 Equity Incentive Plan
(Full title of the plan)

___________________________

Bassil I. Dahiyat, Ph.D.
President and Chief Executive Officer
Xencor, Inc.
465 North Halstead Street, Suite 200
Pasadena, California 91107
(626) 305-5900
(Name, address and telephone number, including area code, of agent for service)

__________________

Copies to:

Deyan P. Spiridonov Paul Hastings LLP 4747 Executive Drive, 12th Floor San Diego, California 92121 (858) 458-3044	Celia E. Eckert Senior Vice President, General Counsel & Secretary Xencor, Inc. 465 North Halstead Street, Suite 200 Pasadena, California 91107 (626) 305-5900

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 relates to the Form S-8 (Registration No. 333-266498), filed on August 3, 2022, Form S-8 (Registration No. 333-236607) filed on February 25, 2020, Form S-8 (Registration No. 333-216365) filed on March 1, 2017, and Form S-8 (Registration No. 333-192635) filed on December 3, 2013 (collectively, the “Registration Statements”) of Xencor, Inc. (the “Company” or the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) to register 4,689,159, 5,269,327, 5,774,269, and 4,194,133 shares of common stock respectively, all with par value $0.01 per share, of the Company (the “Common Stock”), pursuant to the Xencor, Inc. 2013 Equity Incentive Plan, (the “2013 Plan”).
On June 14, 2023 (the “Approval Date”), the stockholders of the Company approved the Xencor, Inc. 2023 Equity Incentive Plan (the “2023 Plan”). The 2023 Plan provides that: (i) no new awards may be granted under the 2013 Plan as of the Approval Date (although awards granted under the 2013 Plan prior to the Approval Date (“2013 Outstanding Awards”) will remain outstanding in accordance with their terms and those of the 2013 Plan); and (ii) the shares of Common Stock that were available for grant under the 2013 Plan but were unissued as of the Approval Date (the “2013 Unused Shares”) plus the shares of Common Stock that may become available if the underlying awards outstanding under the 2013 Plan expire, are forfeited, cancelled, or terminated, are settled for cash, or otherwise become available in accordance with the terms of such 2013 Plan after the Approval Date (the “2013 Carryover Shares”) will become available for issuance pursuant to awards granted under the 2023 Plan.
Accordingly, we are filing this Post-Effective Amendment No. 1 to each of the Registration Statements, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K, which requires the Company to disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statements, to add the 2023 Plan and reflect that, as of the Approval Date, the previously registered 2013 Unused Shares and any 2013 Carryover Shares may be issued under the 2023 Plan, a copy of which is incorporated herein by reference as an exhibit hereto along with a new opinion as the validity of the 2013 Unused Shares and the 2013 Carryover Shares issuable pursuant to the 2023 Plan. This Post-Effective Amendment No. 1 to the Registration Statements amends and supplements the items listed below. No additional shares of Common Stock are being registered hereby. All other items of the Registration Statements are incorporated herein by reference without change (the Registration Statements as amended by Post-Effective Amendment No. 1, the “Amended Registration Statements”).
PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from the Amended Registration Statements in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I will be delivered to the participants in the 2023 Plan covered by these Amended Registration Statements as required by Rule 428(b)(1). Such documents are not required to be filed with the Commission as part of these Amended Registration Statements.
PART II. INFORMATION REQUIRED IN THE AMENDED REGISTRATION STATEMENTS

Item 3.	Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference herein:

 (a)    the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 27, 2023 (the “2022 Form 10-K”);
(b)    the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the Commission on May 8, 2023;
(c)    the Registrant’s Current Reports on Form 8-K, filed with the Commission on February 23, 2023, February 28, 2023, March 13, 2023, April 26, 2023, May 8, 2023 and June 14, 2023;
(d)    the Registrant’s Annual Report to Security Holders, filed with the Commission on April 26, 2023 (the “2022 Form ARS”);
(e)    the portions of the Definitive Proxy Statement on Schedule 14A for the 2023 Annual Meeting of Stockholders of the Registrant, filed with the Commission on April 26, 2023, that are specifically incorporated by reference into Part III of each of the 2021 Form 10-K and the 2022 Form ARS; and
(f)    the description of the Common Stock, contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 25, 2020, including any amendment or report filed for the purpose of updating such description.

For purposes of these Amended Registration Statements, any document or any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of these Amended Registration Statements to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of these Amended Registration Statements. Nothing in these Amended Registration Statements shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4.	Description of Securities.
Not Applicable.

Item 5.	Interest of Named Experts and Counsel.
None.

Item 6.	Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation and second amended and restated bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

                                          transaction from which the director derives an improper personal benefit;

                                          act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

                                          unlawful payment of dividends or redemption of shares; or

                                          breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

The following is a list of exhibits filed as part of this Registration Statement, which are hereby incorporated herein by reference:

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of Xencor, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 11, 2013)

4.2
Second Amended and Restated Bylaws of Xencor, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 27, 2023)

4.3
Form of Common Stock Certificate of Xencor, Inc. (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-191689), originally filed with the Commission on October 25, 2013)

4.4
Xencor, Inc. 2023 Equity Incentive Plan (incorporated herein by reference to Exhibit 99.1 to the Registrant’s Definitive Proxy Statement on Schedule 14A for the 2023 Annual Meeting of Stockholders of the Registrant, filed with the Commission on April 26, 2023)

5.1*	Opinion of Paul Hastings, LLP
23.1	Consent of Paul Hastings, LLP (included in Exhibit 5.1 to this Registration Statement)
23.2*	Consent of Independent Registered Public Accounting Firm (RSM US LLP)
24.1	Power of Attorney (included on the signature page of this Registration Statement)

Item 9.	Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to these Amended Registration Statements:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Amended Registration Statements (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Amended Registration Statements;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Amended Registration Statements or any material change to such information in the Amended Registration Statements;

provided, however, the paragraphs (1)(i) and 1(ii) of this section do not apply if the Amended Registration Statements is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Amended Registration Statements.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in these Amended Registration Statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
 Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Amended Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on June 15, 2023.

XENCOR, INC.

By:	/s/ Bassil I. Dahiyat, Ph.D.
Bassil I. Dahiyat, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bassil I. Dahiyat, Ph.D. and John J. Kuch, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to these Amended Registration Statements (including post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, these Amended Registration Statement shas been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bassil I. Dahiyat, Ph.D. Bassil I. Dahiyat, Ph.D.	Director, President & Chief Executive Officer (Principal Executive Officer)	June 15, 2023

/s/ John J. Kuch John J. Kuch	Sr. Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)	June 15, 2023

/s/ A. Bruce Montgomery, MD A. Bruce Montgomery, MD	Director	June 15, 2023

/s/ Kurt A. Gustafson Kurt A. Gustafson	Director	June 15, 2023

/s/ Kevin C. Gorman, Ph.D. Kevin C. Gorman, Ph.D.	Director	June 15, 2023

/s/ Richard J. Ranieri Richard J. Ranieri	Director	June 15, 2023

/s/ Ellen G. Feigal, M.D. Ellen G. Feigal, M.D.	Director	June 15, 2023

/s/ Dagmar Rosa-Bjorkeson Dagmar Rosa-Bjorkeson	Director	June 15, 2023